Filed Pursuant to Rule 433
Registration Statement No. 333-227001
November 30, 2020 RBC Emerging Market Tactical Equity Total Return Index Performance Factsheet Index Objectives: The RBC Emerging Market Tactical Equity Total Return Index is designed to meet or exceed riskadjusted returns relative to the benchmark by optimizing asset allocation between Emerging Markets equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Emerging Markets equities, on a monthly basis, to determine the exposure until the next monthly observation. Index Ticker Symbols: Bloomberg: RBCEETUT Index Thomson Reuters: .RBCEETUT Index Launch Date: February 18, 2019 Index Base Date: October 31, 2007 Asset Class: Equity Fixed Income (Cash) Allocations: MSCI Emerging Markets Futures contract Federal Funds Rate Last Allocation Date: Benchmark: MSCI EM Net Total Return USD Index Bloomberg: M1EF Index Thomson Reuters: .MIEF00000NUS Liquidity: The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: Investors cannot invest directly in the Index. The Index can be used as an underlying for various investment vehicles to provide exposure to investors. Index Description The Index provides exposure to either Emerging Markets equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a predefined Tactical Trigger: the 100 daily moving average (100 DMA) of the iShares MSCI Emerging Markets ETF (Bloomberg: EEM US Equity; the ETF). The Index obtains exposure to Emerging Markets equities by tracking the performance of the futures contract. On the specified monthly determination date, if the ETF is at or above its 100 DMA (a bullish trend), the Index will allocate to equity via the MSCI Emerging Markets futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 100 DMA (a bearish trend). Performance1, 2 – Total Return (USD) 60 100 140 180 20  Index Benchmark Oct 07 Apr 09 Sep 10 Mar 12 Aug 13 Jan 15 Jul 16 Dec 17 May 19 Nov 20 Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’15 ’16 ’17 ’18 ’19 Index (I) 9.1 9.6 -15.8 -9.4 -4.0 3.5 2.1 -8.0 5.8 31.4 3.5 -2.0 Benchmark (B) 9.2 9.7 10.2 18.4 4.9 10.7 1.6 -14.9 11.2 37.3 -14.6 18.4 Variation (I) - (B) -0.1 -0.1 -26.0 -27.8 -8.9 -7.2 0.5 6.9 -5.4 -5.9 18.1 -20.5 Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 29.2 17.8 17.1 -0.26 0.22 0.17 82.8 -36.8 -36.9 34 0.76 0.60 Benchmark (B) 24.2 16.5 20.6 0.82 0.64 0.15 113.5 -61.3 -65.2 117 1.00 1.00 Variation (I) - (B) 5.0 1.2 -3.5 -1.07 -0.42 0.02 -30.6 24.6 28.4 -82 - - 1 Daily data from October 31, 2007 to November 30, 2020. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252-day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor 5 Duration Under Water: number of months taken by the Index

November 30, 2020 Allocation History1 (over last 12 months) November 16, 2020 November 18, 2020 100% 0% TBD** TBD** October 12, 2020 October 14, 2020 100% 0% 6.5% 6.4% September 14, 2020 September 16, 2020 100% 0% 1.6% 1.8% August 17, 2020 August 19, 2020 100% 0% 2.0% 1.7% July 13, 2020 July 15, 2020 100% 0% 2.6% 3.3% June 15, 2020 June 17, 2020 100% 0% 8.1% 7.8% May 11, 2020 May 13, 2020 0% 100% 0.0% 9.7% April 13, 2020 April 15, 2020 0% 100% 0.0% 2.5% March 16, 2020 March 18, 2020 0% 100% 0.0% 13.0% February 14, 2020 February 19, 2020 100% 0% -30.2% -28.5% January 13, 2020 January 15, 2020 100% 0% -3.1% -3.0% December 16, 2019 December 18, 2019 100% 0% 2.5% 2.9% 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (December 16, 2020) Allocation Snapshot (as of November 30, 2020) Characteristics Snapshot Current Allocation 100% Equity (as of November 18, 2020) $20 $25 $30 $35 $40 $45 $50 EEM Price 100 DMA iShares MSCI Emerging Market ETF (EEM) Nov 16 May 17 Nov 17 May 18 Nov 18 May 19 Nov 19 May 20 Nov 20 As of Last Determination Date (November 16, 2020) Emerging Market (EEM) 48.93 10.0% ABOVE 100 DMA As of Month End (November 30, 2020) Emerging Market (EEM) 48.73 7.9% Date Last Next Determination November 16, 2020 December 14, 2020 Allocation November 18, 2020 December 16, 2020 Monthly Returns (%, as of November 30, 2020) Index 2020 -6.1% -3.8% -23.8% 0.0% 0.0% 0.1% 8.5% 2.9% -0.8% 1.2% 9.1% -15.8% 2019 0.2% 1.0% 1.2% 2.4% -6.1% 0.2% -2.2% -7.4% -2.0% 4.1% -0.2% 7.7% -2.0% 2018 8.2% -5.8% 0.4% -0.2% 0.1% 0.1% 0.2% 0.2% 0.2% 0.2% 0.2% 0.2% 3.5% 2017 2.4% 1.8% 3.4% 1.9% 2.6% 1.0% 5.7% 2.1% 0.1% 3.3% -0.3% 3.7% 31.4% 2016 0.0% 0.0% 3.4% 0.6% -3.9% 4.4% 5.6% 0.8% 2.9% -1.0% -6.7% 0.0% 5.8% 2015 0.0% 0.3% -1.4% -0.7% -4.0% -2.5% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% -8.0% 2014 -3.9% 0.0% 0.0% -0.7% 3.0% 2.3% 1.3% 3.0% -2.8% 0.0% 0.0% 0.0% 2.0% Benchmark 2020 -4.7% -5.3% -15.4% 9.2% 0.8% 7.4% 8.9% 2.2% -1.6% 2.1% 9.2% 10.2% 2019 8.8% 0.2% 0.8% 2.1% -7.3% 6.2% -1.2% -4.9% 1.9% 4.2% -0.1% 7.5% 18.4% 2018 8.3% -4.6% -2.0% -0.3% -3.5% -4.2% 2.2% -2.7% -0.5% -8.7% 4.1% -2.6% -14.6% 2017 5.5% 3.1% 2.5% 2.2% 3.0% 1.0% 6.0% 2.2% -0.4% 3.5% 0.2% 3.6% 37.3% 2016 -6.5% -0.2% 13.2% 0.5% -3.7% 4.0% 5.0% 2.5% 1.3% 0.2% -4.6% 0.2% 11.2% 2015 0.6% 3.1% -1.4% 7.7% -4.0% -2.6% -6.9% -9.0% -3.0% 7.1% -3.9% -2.2% -14.9% 2014 -6.5% 3.3% 3.1% 0.3% 3.5% 2.7% 1.9% 2.3% -7.4% 1.2% -1.1% -4.6% -2.2%

November 30, 2020 Summary of Index Methodology: RBC Emerging Market Tactical Equity Total Return Index Tactical Trigger – Determined 2 Trading Days Before Allocation 100-day Moving Average iShares MSCI EM ETF (EEM) Monthly Allocation – Is Tactical Trigger Bullish or Bearish? Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger MSCI EM Future + Federal Funds Rate OR Federal Funds Rate Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger

This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This presentation should not be distributed to or shown to anyone other than the intended audience. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized  by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, the futures contracts and ETF upon which the Index is based did not exist during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com